SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               -------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):   October 6, 1997

CONTINENTAL AMERICAN TRANSPORTATION, INC.
         Exact name of Registrant as specified in charter)

Colorado         0-18729           84-1089599
(State or other       (Commission            (IRS employee
jurisdiction of       file number)           identification
incorporation                                       no.)


   495 Lovers Lane Road, Calhoun, Georgia          30701
--------------------------------------------------------
     (Address of principal executive office)      Zip Code

Registration telephone number, including area code: (706) 629-8682











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Item 4.   Changes in Registrant's Certifying Accountant

          On October 6, 1997, Continental American Transportation, Inc. (the "Company") advised Rosenberg Rich Baker Berman & Company ("Rosenberg") that the Company was discontinuing Rosenberg's services as the Company's independent auditor. This decision was approved by the Board of Directors of the Company by written consent.

          Rosenberg's reports on the financial statements of the Company for the past three (3) fiscal years did not contain any adverse opinion or disclaimer of opinion, nor were the reports modified as to uncertainty, audit scope, or accounting principles.

          To the best knowledge of the Company's current Board of Directors, there were no disagreements between the Company and Rosenberg during their service and subsequent interim periods preceding such dismissal on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreement(s), if not resolved to the satisfaction of Rosenberg, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports.

          On October 6, 1997 Continental American Transportation, Inc. (the "Company") engaged Grant Thornton LLP to serve as the Company's independent accountants for the fiscal year ended June 30, 1997. The decision to engage Grant Thornton was approved by the Board of Directors by written consent on October 6, 1997.

          During the two year period ended June 30, 1997 and through the date of this report, the Company did not consult Grant Thornton LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements.

          Due to this recent change in auditors, as well as the due diligence required of both Company management and Grant Thornton LLP in connection with its preparation, the Company anticipates a delay in filing its Form 10-KSB for the fiscal year ended June 30, 1997, until approximately November 30, 1997.

                                            SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      CONTINENTAL AMERICAN TRANSPORTATION, INC.


                                       By: s/Tim Holstein
                                            Tim Holstein, President

Dated:  October 14, 1997
catfor18.8-k

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